EXHIBIT 23.5

Creative Project Management Inc.

                                January 27, 1998

     We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-3 of Mid-America Capital Partners, L.P. and Mid-America Finance, Inc. of the summarization of the Phase I Environmental Site Assessments and Engineering Reports prepared by our firm located in "Description of the Mortgaged Properties -- Engineering Report" and
" -- Environmental Report" and to the reference of our firm under the heading "Experts" in the Prospectus.

Submitted by:

/s/  CHARLES K. DAILY AIA

Charles K. Daily, AIA
President
CPM Inc.

2746 Colonial Tower Drive - Cordova, TN 38018 - 901.382.6363 - 901.382.4221 Fax